Exhibit 99.1

ATTIC LIGHT ENTERTAINMENT, INC.

COMPENSATION COMMITTEE CHARTER

AS OF AUGUST 5, 2008

The Compensation Committee function will be performed by the Board of Directors of Attic Light Entertainment, Inc. (the "Company"). The Board of Directors will endeavor to add independent directors to the committee with the ultimate view of having the committee composed of independent directors, exclusively. The committee will be required to be composed of all independent directors when the company is no longer classified by the Securities and Exchange Commission as a “smaller reporting company”.

STRUCTURE AND ORGANIZATION

      1. The committee will be composed solely of directors who are independent of the management of the company and are free of any relationship that may interfere with their exercise of independent judgment as a committee member, all in accordance with United States Securities and Exchange Commission ("SEC") and applicable stock exchange requirements, and also meet the requirements of Section 16 of the Securities and Exchange Act of 1934, as amended, and Section 162(m) of the Internal Revenue Code of 1986, as amended.

      2. The committee will consist of at least two members of the Board of Directors. Committee members and the committee chair serve at the pleasure of the Board of Directors.

      3. The committee will meet at least annually, or more frequently as deemed appropriate. The committee may ask members of management or others to attend the meetings and provide pertinent information as necessary.  Meetings are generally held in person but may also be held by video or telephone conference if necessary. Special meetings may be called by the Company's Executive Chairman or by any member of the committee. A majority of the members shall constitute a quorum.

      4. The committee has the authority to retain and terminate any consulting firm used to assist in the evaluation of director, chief executive officer or other officer compensation and to retain independent legal or other advisors, in each case as the committee may deem appropriate, including the authority to approve these firm's fees and other retention terms.

      5. The committee or the Board of Directors may reassign the responsibilities of this committee to a subcommittee or another committee of the Board of Director's choosing as long as the committee is made up entirely of independent directors.

The committee's responsibilities include:

GENERAL RESPONSIBILITIES

      1. Prepare and submit the minutes of all committee meetings and regularly report to the Board of Directors on committee matters.

      2. Review and reassess the adequacy of this Charter annually and propose to the Board of Directors any changes to the Charter.

      3. Prepare a report of the committee on executive compensation in accordance with SEC requirements to be included in the Company's annual proxy statement.

      4. Annually assess the committee's performance.

      5. Perform such other functions assigned by law, applicable stock exchange requirements, the Company's charter or bylaws or the Board of Directors.

RESPONSIBILITIES RELATED TO COMPENSATION

      1. Review and approve the Company's compensation guidelines and structure.

      2. Review and approve on an annual basis the corporate goals and objectives with respect to compensation for the executive chairman, the chief executive officer and all other executive officers of the Company.  The committee will evaluate at least once a year their individual performance in light of these established goals and objectives and based upon these evaluations shall set their annual compensation, including salary, bonus, incentive and equity compensation. These officers may not be present when their compensation is considered or determined by the committee.

      3. Review and approve on an annual basis the evaluation process and compensation structure for the Company's officers, including salary, bonus, incentive and equity compensation. The committee will evaluate at least once a year their individual performance in light of these established goals and objectives and, based upon their evaluations, shall set their annual compensation.

      4. Review the Company's incentive compensation and other equity-based plans and recommend changes in such plans to the Board of Directors as needed. The committee may exercise the authority of the Board of Directors with respect to the administration of such plans.

      5. Periodically review and make recommendations to the Board of Directors regarding the compensation of non-management directors, including Board and committee retainers, meeting fees, equity-based compensation, and such other forms of compensation and benefits as the committee may consider appropriate.

      6. Oversee the appointment and removal of executive officers. Review and approve for executive officers, including the executive chairman and the chief executive officer, any employment, severance or change in control agreements (inclusive of all economic terms).

            a. All contracts for executive officers as ratified and approved by the Committee will be valid and subsisting obligations of the Company; however as a matter of corporate governance the Committee will present all contracts to the full Board for ratification.

      7. Approve any loans to employees as allowed by law.

ATTIC LIGHT ENTERTAINMENT, INC.

___________________________

By: Board of Directors

2